Report of Independent Registered Public Accounting Firm

Management Committee
Greystone Servicing Company LLC

We have examined management’s assertion, included in the accompanying Management’s Report on Assessment of 2024 Compliance with Applicable Regulation AB Servicing Criteria (Management’s Assertion), that Greystone Servicing Company LLC (the Company) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s (SEC) Regulation AB for services by the Company that are encompassed by contractual obligations to perform Regulation AB reporting (the “Platforms”), including only those asset-backed securities transactions defined below, as of and for the year ended December 31, 2024, excluding the criteria set forth in Appendix II, which management has determined are not applicable to the activities performed by the Company with respect to the Platforms covered by this report. Appendix I to management’s assertion identifies the individual asset-backed transactions defined by management as constituting the Platforms. Management is responsible for the Company’s compliance with the applicable servicing criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the applicable servicing criteria based on our examination.

Our examination was conducted in accordance with attestation standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria, including tests on a sample basis of the servicing activities related to the Platforms, determining whether the Company performed those activities in compliance with the servicing criteria during the specified period and performing such other procedures as we considered necessary in the circumstances. Our procedures were limited to selected servicing activities performed by the Company during the period covered by this report and, accordingly, such samples may not have included servicing activities related to each asset- backed transaction in the Platforms. Further, an examination is not designed to detect noncompliance arising from errors that may have occurred prior to the period specified above that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

As described in Management’s Assertion, for servicing criterion 1122 (d)(1)(ii), the Company has engaged vendors to perform certain activities required by this servicing criterion. The Company has determined that these vendors are not considered “servicers” as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criterion applicable to these vendors as permitted by Section 200.06 of the Compliance and Disclosure Interpretations (Section 200.06). As permitted by Section 200.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendor’s activities comply in all material respects with the servicing criterion applicable to these vendors. The Company is solely responsible for determining that it meets the SEC requirements to apply Section 200.06 for the vendors and related criterion as described in its assertion, and we performed no procedures with respect to the Company’s determination of its eligibility to use Section 200.06.

In our opinion, management’s assertion that the Company complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2024, for the Platforms is fairly stated, in all material respects.

/s/ RSM US LLP

Denver, Colorado
February 27, 2025

Appendix II

Applicable Servicing Criteria Specified in Paragraph (d) of Item 1122 of Regulation AB of the Following Platforms

Platform
Section	Regulation AB Servicing Criteria	A	B	C
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	X	X	X
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	X	X	X*
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the pool assets are maintained.
1122(d)(1)(iv)

A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.

		X	X	X
1122(d)(1)(v)	Aggregation of information, as applicable, is mathematically accurate and the information conveyed accurately reflects the information.	X	X	X
Cash Collection and Administration
1122(d)(2)(i)

Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days of receipt, or such other number of days specified in the transaction agreements.

		X	X	X*
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	X	X	X*
1122(d)(2)(iii)

Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.

		X	X	X*
1122(d)(2)(iv)

The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.

		X	X	X*
1122(d)(2)(v)

Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of § 240.13k-1(b) (1) of this chapter.

		X	X	X
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	X	X	X*
1122(d)(2)(vii)	Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts including custodial accounts and related bank clearing accounts. These reconciliations:
1122(d)(2)(vii)(A)	Are mathematically accurate.	X	X	X*

Appendix II

Applicable Servicing Criteria Specified in Paragraph (d) of Item 1122 of Regulation AB of the Following Platforms

Platform
Section	Regulation AB Servicing Criteria	A	B	C
1122(d)(2)(vii)(B)	Are prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements.	X	X	X*
1122(d)(2)(vii)(C)	Are reviewed and approved by someone other than the person who prepared the reconciliation.	X	X	X*
1122(d)(2)(vii)(D)

Contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

		X	X	X*
Investor Remittances and Reporting
1122(d)(3)(i)	Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports:
1122(d)(3)(i)(A)	Are prepared in accordance with timeframes and other terms set forth in the transaction agreements.		X
1122(d)(3)(i)(B)	Provide information calculated in accordance with the terms specified in the transaction agreements.		X
1122(d)(3)(i)(C)	Are filed with the Commission as required by its rules and regulations.
1122(d)(3)(i)(D)	Agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of pool assets serviced by the servicer.	X	X
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.		X
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the servicer’s investor records, or such other number of days specified in the transaction agreements.	X	X
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	X	X
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related pool asset documents.	X	X	X
1122(d)(4)(ii)	Pool assets and related documents are safeguarded as required by the transaction agreements.	X	X	X
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.		X	X
1122(d)(4)(iv)

Payments on pool assets, including any payoffs, made in accordance with the related pool asset documents are posted to the applicable servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related pool asset documents.

		X	X	X

Appendix II

Applicable Servicing Criteria Specified in Paragraph (d) of Item 1122 of Regulation AB of the Following Platforms

Platform
Section	Regulation AB Servicing Criteria	A	B	C
1122(d)(4)(v)	The servicer’s records regarding the pool assets agree with the servicer’s records with respect to an obligor’s unpaid principal balance.	X	X
1122(d)(4)(vi)

Changes with respect to the terms or status of an obligor’s pool asset (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.

		X	X	X
1122(d)(4)(vii)

Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.

			X	X
1122(d)(4)(viii)

Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

		X	X	X
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents.	X	X
1122(d)(4)(x)	Regarding any funds held in trust for an obligor (such as escrow accounts):
1122(d)(4)(x)(A)	Such funds are analyzed, in accordance with the obligor’s pool asset documents, on at least an annual basis, or such other period specified in the transaction agreements.	X	X
1122(d)(4)(x)(B)	Interest on such funds is paid, or credited, to obligors in accordance with applicable pool asset documents and state laws.	X	X
1122(d)(4)(x)(C)	Such funds were returned to the obligor within 30 calendar days of full repayment of the related pool asset, or such other number of days specified in the transaction agreements.	X	X
1122(d)(4)(xi)

Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

		X	X
1122(d)(4)(xii)

Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.

		X	X	X*

Appendix II

Applicable Servicing Criteria Specified in Paragraph (d) of Item 1122 of Regulation AB of the Following Platforms

Platform
Section	Regulation AB Servicing Criteria	A	B	C
1122(d)(4)(xiii)

Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.

		X	X
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.		X	X*
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a) (1) through (3) or Item 1115 of this Regulation AB, is maintained as set forth in the transaction agreements.

*There were no activities performed during the period from January 01, 2024 through December 31, 2024 with respect to the Platform because there were no occurrences of events that would require the Company to perform such activities.